Cert No. ______________ *No. of Series A Preferred Shares* ______________

INCORPORATED UNDER THE LAWS OF THE STATE OF WASHINGTON

AUDIENCE PRODUCTIONS, INC.

This certifies that [NAME OF INVESTOR] has applied to be the registered holder of [#] Series A Preferred Shares. Said shares will be deemed issued, and shareholder rights and obligations will vest, once all of the Series A Preferred Shares have been sold and the funds relating thereto have been released to Audience Productions, Inc. Upon issuance, the Series A Preferred Shares will be non-transferrable except as specifically stated in Audience Productions, Inc.'s Bylaws.

In witness whereof, Audience Productions, Inc. has caused this certificate to be signed by its President and Secretary and its seal has been hereunto electronically affixed this [#] day of [MONTH], 20__

AUDIENCE PRODUCTIONS, INC.
INCORPORATED
JULY 6, 2009
A Washington Corporation

Signed,

President

Secretary

SERIES A PREFERRED SHAREHOLDERS SHALL NOT SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, ENCUMBER, SUBJECT TO A SECURITY INTEREST OR OTHERWISE DISPOSE OF ("TRANSFER") THEIR SERIES A PREFERRED SHARES, OR ANY PART THEREOF.

NOTWITHSTANDING ANYTHING CONTAINED IN THE PARAGRAPH ABOVE TO THE CONTRARY, A SERIES A PREFERRED SHAREHOLDER'S SERIES A PREFERRED SHARES, OR A PORTION THEREOF, MAY BE TRANSFERRED, ONLY BY OPERATION OF LAW, TO PERSONS ENTITLED THERETO PURSUANT AND LIMITED TO ANY OPERATION OF LAW. IT SHALL BE THE SOLE RESPONSIBILITY OF THE TRANSFEREE TO CONTACT AUDIENCE PRODUCTIONS, INC. SO THAT SAID COMPANY'S RECORDS MAY BE UPDATED ACCORDINGLY.